UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2009

HAYNES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33288	06-1185400
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 West Park Avenue Kokomo, Indiana	46904-9013
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 456-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Fiscal 2010 Cash Bonus Component of Management Incentive Plan

On October 19, 2009, the Board of Directors of Haynes International, Inc. (the “Company”), upon the Compensation Committee’s recommendation, approved the cash bonus component of the fiscal 2010 Management Incentive Plan (the “Plan”). Under the Plan, certain employees of the Company are eligible for cash awards based on Company performance, including, but not limited to, Mark Comerford, the President and Chief Executive Officer, and the other named executive officers as set forth in the Company’s Definitive Proxy Statement on Form 14A for the fiscal year ended September 30, 2008, who are Marcel Martin, Vice President - Finance and Chief Financial Officer; and Scott R. Pinkham, Vice President - Manufacturing (Messrs. Comerford, Martin and Pinkham are herein referred to collectively as the “named executive officers”).

If the Company meets certain specific targets for net income established by the Compensation Committee for fiscal 2010 (the “Financial Target”), then each named executive officer is eligible for a cash payment under the Plan based on fiscal 2010 base salary.

•                                          If the Company’s performance meets the minimum Financial Target, then the cash payments under the Plan would be 40% of fiscal 2010 base salary for Mr. Comerford and 25% of fiscal 2010 base salary for Messrs. Martin and Pinkham.

•                                          If the Company’s performance meets the mid-level Financial Target, then the cash payments under the Plan would be 80% of fiscal 2010 base salary for Mr. Comerford and 50% of fiscal 2008 base salary for Messrs. Martin and Pinkham.

•                                          If the Company’s performance meets the maximum Financial Target, then the cash payments under the Plan would be 120% of fiscal 2010 base salary for Mr. Comerford and 75% of fiscal 2010 base salary for Messrs. Martin and Pinkham.

In the event that the Financial Target is not met at any level, the named executive officers will be eligible for a discretionary portion of a $450,000 bonus pool.  If utilized, this bonus pool will be distributed among approximately 24 management employees.

The Board of Directors has full discretion to eliminate, delay or change any awards or payouts and may choose to pay awards at any level of performance. All payments under the Plan must be approved by the Board of Directors.

Restoration of Salaries

Effective August 6, 2009, the salaries of the named executive officers were temporarily reduced by 15%, and the salaries of all other salaried personnel were reduced by amounts ranging from 5% to 15%.  Effective January 1, 2010, the Company will return all salaried personnel, including the named executive officers, to full salary.

Retirement of James A. Laird

James A. Laird, the Company’s Vice President—Marketing, Research & Development, has announced his intention to retire effective December 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Haynes International, Inc.

Date: October 23, 2009	By:	/s/ Marcel Martin
Marcel Martin
Vice President, Finance and Chief Financial Officer